FOR IMMEDIATE RELEASE


June 26, 2000


MGI PROPERTIES ("MGI")
UPDATES STATUS OF SALE AGREEMENT


            BOSTON, MASSACHUSETTS. . . .W. Pearce Coues, Chairman of the Board of Trustees of MGI Properties (NYSE:MGI), stated that the previously announced agreement to sell two of its three remaining properties, an office building and an adjacent property, both located in Tampa, Florida, has been terminated. Mr. Coues also stated that MGI has entered into an agreement to sell the one other property owned by MGI, a shopping center located in Temple Terrace, Florida. The sale agreement is subject to the customary terms and conditions for transactions of this type, including, among other things, the respective purchaser's satisfactory completion of due diligence, engineering and environmental inspections, and approval of titles and surveys. Accordingly, there can be no assurance that this sale will be successfully completed.


                                      # # #


For further information contact:
Phillip C. Vitali, Executive Vice President and Treasurer (617) 248-2300


            This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things, the risks of future action or inaction by the Board of Trustees with respect to the Plan of Liquidation (and the actual results thereof), including the possibility of litigation pertaining thereto; the net realizable value of and the timing of the sales of the Trust's remaining properties during the course of the liquidation; the amount and timing of liquidating distributions; changes in national and local economic and financial market conditions, as well as those factors set forth in MGI's Form 10-K for the year ended November 30, 1999, including those set forth under "Forward-Looking Statements," "Other" and Item 1 - "Adoption and Implementation of Liquidation Plan," and the Form 10-Q for the quarter ended February 29, 2000.